                                                                    Exhibit 10.6

2005 Performance Bonus Targets for Named Executive Officers

On March 2, 2005, the Compensation Committee of the Board of Directors of the
Company approved the financial performance metrics for fiscal 2005 bonus awards to participants in the Company's Incentive Compensation Plan, including the
Company's executive officers. Under the Incentive Compensation Plan, the named executive officers are eligible to receive bonus awards (i) based on the
Company's operating income, with respect to Joseph R. Gromek, Lawrence R.
Rutkowski and Stanley P. Silverstein; (ii) based 60% on the operating income of the Company's Swimwear Group and 40% on the operating income of the Company, with respect to Roger A. Williams; and (iii) based 60% on the operating income of the Company's Sportswear Group and 40% on the operating income of the
Company, with respect to Frank Tworecke. For fiscal 2005, (a) Mr. Gromek's potential bonus award under the Incentive Compensation Plan is targeted at 100%
of base salary, with a maximum potential bonus award of 185% of target; (b)
Messrs. Rutkowski's and Silverstein's potential bonus awards under the Incentive
Compensation Plan are targeted at 85% of base salary (increased from 70% in fiscal 2004), with maximum potential bonus awards of 165% of target; and (c)
Messrs. Williams' and Tworecke's potential bonus awards under the Incentive
Compensation Plan are targeted at 70% of base salary, with maximum potential bonus awards of 165% of target.

In addition to the incentive compensation program described above, the
Compensation Committee reserves the right to pay discretionary bonuses to executive officers based on certain qualitative considerations and/or extraordinary performance during the year.